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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use of our reports dated 15 October 1999 and 7 May 1999, with respect to the financial statements of Advance Systems Limited included in this Current Report on Form 8-K of Extended Systems Incorporated. We also consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-49589 and 333-52865) of Extended Systems Incorporated of our reports dated 15 October 1999 and 7 May 1999, with respect to the financial statements of Advance Systems Limited included in this Current Report on Form 8-K of Extended Systems Incorporated


/s/ Bishop Fleming


Bishop Fleming, Chartered Accountant
19 Portland Square
Bristol, England
15 October 1999